                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            OPLINK MERGER CORPORATION


         OPLINK MERGER CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the "Corporation") hereby certifies that:

         1. The name of the Corporation is Oplink Merger Corporation. The Corporation was originally incorporated under the name Oplink Merger Corporation.

         2. The date of filing of the Corporation's original Certificate of Incorporation was July 24, 2000.

         3. The Amended and Restated Certificate of Incorporation of the Corporation as provided in Exhibit A hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

         4. Pursuant to Section 245 of the Delaware General Corporation Law, approval of the stockholders of the Corporation has been obtained.

         5. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

         IN WITNESS WHEREOF, the undersigned has signed this certificate this ____ day of _______, 2000, and hereby affirms and acknowledges under penalty of perjury that the filing of this Amended and Restated Certificate of Incorporation is the act and deed of Oplink Merger Corporation.

                                            OPLINK MERGER CORPORATION


                                            By
                                              ----------------------------------
                                                     Joseph Y. Liu
                                                     Chief Executive Officer


                                       1.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            OPLINK MERGER CORPORATION

                                       I.

         The name of this corporation is Oplink Merger Corporation

                                       II.

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         A. AUTHORIZED STOCK. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The number of shares of Common Stock authorized to be issued is 200,000,000 shares, each having a par value of one-tenth of one cent ($0.001). The number of shares of Preferred Stock authorized to be issued is 119,043,344 shares, each having a par value of one-tenth of one cent ($0.001). The Preferred Stock shall be divided into five series. The first series shall consist of 24,000,000 shares and is designated as Series A Preferred Stock. The second series shall consist of 30,770,016 shares and is designated as Series B Preferred Stock. The third series shall consist of 12,080,000 shares and is designated as Series C Preferred Stock. The fourth series shall consist of 21,333,328 shares and is designated as Series D Preferred Stock. The fifth series shall consist of 30,860,000 shares and is designated as Series E Preferred Stock.

         B. PREFERRED STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:


                                       2.

                  1. DIVIDEND PROVISIONS. The holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive dividends at a rate of $0.002, $0.0072, $0.02, $0.03 and $0.16 per share per annum (adjusted to reflect stock splits, stock dividends and recapitalizations after the date hereof), respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount of $0.002, $0.0072, $0.02, $0.03 and $0.16 per share (adjusted to reflect stock splits, stock dividends and recapitalizations after the date hereof) on the Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock.

                  2.       LIQUIDATION PREFERENCE.

                           (a)      In the event of any liquidation,
dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.025, $0.09, $0.25, $0.375 and $2.00 per share (adjusted to reflect stock splits, stock dividends and recapitalizations after the date hereof), respectively, plus all declared but unpaid dividends on each share of Series A Preferred Stock (the "Series A Liquidation Preference"), Series B Preferred Stock (the "Series B Liquidation Preference"), Series C Preferred Stock (the "Series C Liquidation Preference"), Series D Preferred Stock (the "Series D Liquidation Preference") and Series E Preferred Stock (the "Series E Liquidation Preference") then held by them. The Series A, Series B, Series C, Series D and Series E shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference and Series E Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

                           (b)      After the distributions described in
subsection (a) above have been paid in full, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).


                                       3.

                           (c)      For purposes of this Section 2, any
acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction) or a sale of all or substantially all of the assets of the corporation (each, an "Acquisition Transaction") shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a) and 2(b) above; provided that, upon notice from the Company (which notice shall be not less than 10 days prior to consummation of such Acquisition Transaction), a majority in interest of the then outstanding shares of Series A, Series B, Series C and Series D, voting together as a class, and a majority in interest of the then outstanding shares of Series E, voting as a separate class, may elect not to treat such Acquisition Transaction as a liquidation, dissolution or winding up of the corporation pursuant to this Section 2.

                           (d)      Any securities to be delivered to the
holders of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                                    (i)      Securities not subject to
investment letter or other similar restrictions on free marketability:

                                             (A)      If traded on a securities
exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                             (B)      If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                             (C)      If there is no active
public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

                                    (ii)     The method of valuation of
securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

                  3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a)     RIGHT TO CONVERT.

                                    (i)      Each share of Series A Preferred
Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the


                                       4.

office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common
Stock as is determined by dividing $0.025 for each share of Series A Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred Stock shall be $0.025 per share (the "Series A Conversion Price"); provided, however, that such Conversion Price shall be subject to adjustment as set forth in subsection 3(c). Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.09 for each share of Series B Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series B Preferred Stock shall be $0.09 per share (the "Series B Conversion Price"); provided, however, that such Conversion Price shall be subject to adjustment as set forth in subsection 3(c). Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.25 for each share of Series C Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series C Preferred Stock shall be $0.25 per share (the "Series C Conversion Price"). Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series D
Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.375 for each share of Series D Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series D Preferred Stock shall be $0.375 per share (the "Series D Conversion Price"); provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 3(c). Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series E Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 for each share of Series E Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series E Preferred Stock shall be $2.00 per share (the "Series E Conversion Price"); provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 3(c).

                                    (ii)     Each share of Preferred Stock shall
automatically be converted into shares of Common Stock at the then effective Conversion Price upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the corporation in excess of $50,000,000 and the public offering price of which is not less than $4.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations after the date hereof).

                           (b)      MECHANICS OF CONVERSION. Before any holder
of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any


                                       5.

transfer agent for such stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (c)      CONVERSION PRICE ADJUSTMENTS OF PREFERRED
STOCK. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i)      (A)      If the corporation, at
any time or from time to time after the date of this filing (the "Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price with respect to the Series A Preferred Stock, the Series B Conversion Price with respect to the Series B Preferred Stock, the Series C Conversion Price with respect to the Series C Preferred Stock, the Series D Conversion Price with respect to the Series D Preferred Stock and the Series E Conversion Price with respect to the Series E Preferred Stock in effect on the date of and immediately prior to the issuance of such Additional Stock, then and in such event, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price or the Series E Conversion Price, as applicable, shall be reduced concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purposes of this subsection, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully

                                       6.

converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A, Series B, Series C, Series D and Series E Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                                             (B)      No adjustment of the
Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Series A, Series B, Series C, Series D or Series E Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Series A, Series B, Series C, Series D or Series E Conversion Price above the Series A, Series B, Series C, Series D or Series E Conversion Price, as the case may be, in effect immediately prior to such adjustment.

                                             (C)      In the case of the
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                             (D)      In the case of the
issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                             (E)      In the case of the
issuance, whether before, on or after the Purchase Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                                      1.       The aggregate
maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.


                                       7.

                                                      2.       The aggregate
maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                                                      3.       In the event of
any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                                      4.       Upon the
expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                                                      5.       All Common Stock
deemed issued pursuant to this subsection 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this Section 3; provided however, that in the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.


                                       8.

                                    (ii)     "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable:

                                             (A)      pursuant to a transaction
described in subsection 3(c)(iii) hereof,

                                             (B)      to officers, directors,
employees and consultants of the corporation pursuant to a stock option plan or restricted stock plan approved by the shareholders and directors of the corporation,

                                             (C)      to financial institutions
in connection with the extension of credit to the corporation or in connection with the lease of equipment and in both cases for other than equity financing purposes,

                                             (D)      for which adjustment of
the Conversion Price is made pursuant to this Section 3, or

                                             (E)      upon conversion of the
Preferred Stock.

                                    (iii)    In the event the corporation should
at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                    (iv)     If the number of shares of Common
Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (d)      OTHER DISTRIBUTIONS. In the event the
corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred


                                       9.

to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                           (e)      RECAPITALIZATIONS. If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                           (f)      NO IMPAIRMENT. The corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                           (g)      NO FRACTIONAL SHARES AND CERTIFICATE AS TO
ADJUSTMENTS.

                                    (i)      No fractional shares shall be
issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                    (ii)     Upon the occurrence of each
adjustment or readjustment of any Conversion Price of Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the


                                      10.

number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                           (h)      NOTICES OF RECORD DATE. In the event of any
taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                           (i)      RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                           (j)      NOTICES. Any notice required by the
provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be sent by airmail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation, and shall be deemed given ten (10) days after deposit.

                  4.       VOTING RIGHTS.

                           (a)      Each holder of shares of Preferred Stock
shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of the corporation.

                           (b)      The holders of Series B Preferred Stock,
voting together as a single class, shall be entitled to elect one (1) member of the corporation's board of directors.

                           (c)      The holders of Series E Preferred Stock,
voting together as a single class, shall be entitled to elect one (1) member of the corporation's board of directors.


                                      11.

                           (d)      The holders of the Common Stock (including
the Series A, Series B, Series C, Series D and Series E Preferred Stock on an as-converted basis) shall be entitled to elect the remaining members of the corporation's board of directors, one of whom must be a person other than a representative of an investor or an employee of the Corporation.

                           (e)      In the case of any vacancy in the office of
a director occurring among the directors elected by the holders of the Series B Preferred Stock, Series E Preferred Stock or Common Stock, as converted, pursuant to this Section 4, the holders of a majority of the outstanding shares of the Series B Preferred Stock, Series E Preferred Stock or Common Stock, as applicable, may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock, Series E Preferred Stock or Common Stock, as converted, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the class and series of stock that elect such director.

                  5.       PROTECTIVE PROVISIONS.

                           (a)      So long as shares of Preferred Stock are
outstanding, without first obtaining the approval (by vote or written consent, as provided by law) of (1), with respect to subsections (i), (ii) and (iii), the holders of at least a majority of the adversely affected series of the Preferred Stock voting together as a separate class, (2), with respect to subsection (iv), the holders of at least a majority of the then outstanding shares of Series E Preferred Stock voting as a separate class, and (3), with respect to subsection
(v), the holders of at least a majority of then outstanding shares of Preferred Stock voting together as a separate class, the Company shall not:

                                    (i)      amend or repeal any provision of,
or add any provision to, the Company's Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                                    (ii)     authorize or issue any new class or
series of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

                                    (iii)    reclassify any shares of Common
Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock; or

                                    (iv)     sell, convey, or otherwise
dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, PROVIDED that this Section 5(a)(iv) shall not apply to a merger effected exclusively for the purpose of changing the state of incorporation of the corporation;

                                      12.

                                    (v)      redeem, purchase or otherwise
acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

                  6. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

                  7. REPURCHASE OF SHARES. In connection with repurchases by the corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

         C.       COMMON STOCK.

                  1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section B.2. of this Article III.

                  3.       REDEMPTION.  The Common Stock is not redeemable.

                  4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the By-laws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                       V.

         For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:


                                      13.

         A.

                  1.       MANAGEMENT OF BUSINESS

                           The management of the business and the conduct of the
affairs of the corporation shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2.       BOARD OF DIRECTORS

                           a.       Subject to the rights of the holders of any
series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), this Section A.2.a of this
Article V shall become effective and be applicable only when the corporation is a "listed" corporation within the meaning of Section 301.5 of the CGCL.

                           b.       In the event that the corporation is subject
to Section 2115(b) of the CGCL and is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL, Section A. 2. a. of this
Article V shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

                           c.       No person entitled to vote at an election
for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL and is not a "listed" corporation or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to


                                      14.

the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

         Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  3.       REMOVAL OF DIRECTORS

                           Removal of directors shall be governed as provided in
the Bylaws of the corporation.

                  4.       VACANCIES

                           a.       Subject to the rights of the holders of any
series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                           b.       If at the time of filling any vacancy or any
newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

                           c.       At any time or times that the corporation is
subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then:

                                    (i)      Any holder or holders of an
aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or


                                      15.

                                    (ii)     The Superior Court of the proper
county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

         B.

                  1.       BYLAW AMENDMENTS

                           Subject to paragraph (h) of Section 43 of the Bylaws,
the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                  2.       BALLOTS

                           The directors of the corporation need not be elected
by written ballot unless the Bylaws so provide.

                  3.       ACTION BY STOCKHOLDERS

                           No action shall be taken by the stockholders of the
corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

                  4.       ADVANCE NOTICE

                           Advance notice of stockholder nominations for the
election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.


                                       VI.

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

         A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or


                                      16.

hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.


                                      17.